Exhibit 3.2

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                          WATT COMM INTERNATIONAL, INC.

         Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned President of WATT COMM INTERNATIONAL, INC., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida ("Corporation"), bearing document number P97000103756, does hereby certify:

         First: That pursuant to written consent of the majority of the Shareholders and all of the Directors of said Corporation on April 28, 1999, the Shareholders and Directors approved the following amendments to the Corporation's Articles of Incorporation:

                                    ARTICLE I
                                 CORPORATE NAME
                                 --------------

         The name of this Corporation shall be VIVA GAMING & RESORTS.COM INC.

                                   ARTICLE II
                      PRINCIPAL OFFICE AND MAILING ADDRESS
                      ------------------------------------

         The principal office and mailing address of the Corporation is 750 West Pender Street, Suite 401, Vancouver, British Columbia, Canada V6C 2T8.

                                   ARTICLE IV
                                  CAPITAL STOCK
                                  -------------

         The maximum number of shares of stock that this Corporation shall be authorized


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to issue and have outstanding at any one time shall be 110,000,000 shares of capital stock, consisting of: (a) 100,000,000 shares of Common Stock having a par value of $.001 per share, and (b) 10,000,000 shares of Preferred Stock, having a par value of $.10 per share. Shareholders of the Corporation shall not be entitled to pre-emptive rights and shall not be entitled to cumulative voting rights.

         The Preferred Stock may be issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

         The foregoing amendment was adopted, pursuant to the Florida Business Corporation Act, by all of the Directors and a majority of the Shareholders of the Common Stock of the Corporation, which shares consenting and voted represented a majority of the total issued and outstanding capital stock of the Corporation entitled to vote, pursuant to written consent dated April 28, 1999. Therefore, the number of votes cast by the Shareholders of the Corporation for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.

         IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment as of May 7, 1999.

                                                   WATT COMM INTERNATIONAL, INC.

                                                   By: /s/ Robert Sim
                                                       ---------------------
                                                       Robert Sim, President


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